Exhibit 10.17
July 6, 2007
General Anthony C. Zinni
USMC (ret.)
123 Huntercombe
Williamsburg, VA 23188
Dear General Zinni:
We are pleased to offer you employment with DynCorp International LLC (the “Company”) as Executive Vice President, effective July 16, 2007. You will be a member of the Office of the President and Chief Executive Officer and work directly with me and other members of the DynCorp International team.
You will be considered an exempt employee at will. Your salary will be payable in bi-weekly increments of nineteen thousand two hundred thirty dollars and seventy-seven cents ($19,230.77) for an annualized rate of five hundred thousand dollars ($500,000). In the event the Company terminates your employment without “Cause” (as such term is defined herein) prior to the expiration of one year from your date of hire, the Company agrees to pay you a severance amount equal to the difference between $500,000 and the amount of wages as shall have been earned by you through the date of termination. Should the Company terminate your employment for “Cause,” you will receive only the wages earned by you through the date of termination and no additional severance payment shall be made.
For purposes of this letter, the term “Cause” shall mean:
a. the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to you by the Company’s Board that identifies, in reasonable detail, the manner in which the Board believes that you have not substantially performed his duties in good faith;
b. the willful engaging by you in conduct that causes material harm to the Company, monetarily or otherwise;
c. your conviction of a felony arising from conduct during your employment;
d. your willful malfeasance or willful misconduct in connection with your duties.
For purposes of this definition of “Cause”, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without
3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042

(571) 722-0210 www.dyn-intl.com

reasonable belief that your action or omission was in the best interest of the Company or its shareholders.
In this position, you will be a participant in the company’s annual Executive Incentive Plan (EIP). Your annual target bonus will be 100% of your annual base salary and subject to the provisions of the EIP. The Company commits to pay you incentive compensation for the fiscal year April 1, 2007 to March 28, 2008 in an amount not less than $500,000 in accordance with the provisions of the EIP.
Additionally, you will be eligible to participate in the company’s Long Term Incentive Plan which has been approved by the Compensation Committee of the Board of Directors of DynCorp International Inc. Details regarding your participation in the LTIP will be communicated to you once shareholder approval has been obtained and the Compensation Committee has determined the types and amounts of awards to be granted.
The Company recognizes your commitments to other organizations and activities and finds acceptable your continuing involvement in such external matters so long as they do not conflict or materially interfere with the performance of your duties and responsibilities as a senior executive of DynCorp International.
You will be expected to work a minimum of four days per week at your office in the Company’s Falls Church, VA headquarters.
Additionally, as a condition of your accepting this offer of employment, you agree to resign from the board of directors of DynCorp International Inc. on a date no later than your first day of employment with the Company.
If you choose to participate, DynCorp’s flexible benefits program you will become effective for you and your eligible dependents on your first day of employment. Your enrollment period will be ten (10) working days in which elections can be made and the enrollment form turned in. Regardless of when the form is completed during the ten (10) working day enrollment period, the elections will be effective on the first day of hire. You cannot then change your benefits until the next annual benefits enrollment period.
In accordance with federal law, employees are required by law to furnish proof of citizenship or a legal right to work in the United States. Therefore, please bring on your first day of employment the appropriate documents to fulfill these requirements.
3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042

(571) 722-0210 www.dyn-intl.com

This offer of employment is valid for a period often (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below.
We very much look forward to working with you in your new position as Executive Vice President. I anticipate our working closely together to advance the Company’s global interests and growth.
Sincerely,
DynCorp International LLC
/s/ Herb Lanese
Herb Lanese
President and Chief Executive Officer
I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International retains the same right.

/s/ Anthony C. Zinni	7/12/07

Anthony C. Zinni	Date
3190 Falrview Park Drive, Suite 700, Falls Church, VA 22042

(571) 722-0210 www.dyn-intl.com